Exhibit 99.1

For immediate release

Fitbit and Xbox Hardware Industry Veteran Mark Watson Joins IronClad Encryption's Board of Directors

Go-to-Market Guru Will Help Guide Product Development, Supply Chain Strategy and Product Delivery

HOUSTON, Tex. (February 28, 2018) — IronClad Encryption Corporation (OTCQB: IRNC) today announced it has appointed hardware industry veteran Mark Watson, age 49, to its Board of Directors.  Mr. Watson brings more than two decades of international operations, supply chain, new product introduction, and go-to-market expertise that will benefit IronClad's development and delivery of ultra-secure products, the first of which will be secure mobile phones and a secure telecommunications gateway.

"Mark has more than 20 years of consumer electronics hardware experience that he can draw from as he advises IronClad in a Board of Directors role," said JD McGraw, president and CEO of IronClad Encryption. "His skills and expertise developed from working on Xbox hardware and at Fitbit will help facilitate and accelerate our own product developments."

Mr. Watson is currently Director of Device Sourcing at Fitbit. Previously, he was Director of Fitbit Accessories Operations, a role that enabled him to successfully launch the operations of Fitbit's Accessories business. While at Fitbit, Mr. Watson has been responsible for sourcing and new product introductions. He also created a new supply chain to manufacture and ship Fitbit Accessories.

Before joining Fitbit, Mr. Watson was a Client Team Director at a product development and supply chain services company, PCH International, in China where he managed four client-focused groups that built and delivered custom high-tech accessories, medical products, and supply chain solutions for an impressive list of global consumer electronics clients that includes some of the world’s most well-known brands.

Prior to PCH International, his first role in China was as a Program Management Lead at Microsoft Corp. where he was responsible for the program management of development and new product introduction of Xbox 360 Hardware Accessories. Before that, he worked in Microsoft's Redmond office as Senior Manager of Operations, Packaging Commodity Manager, and Operations IT Program Manager.

Mr. Watson's foundational experience includes roles as a Senior SAP Consultant at Deloitte Consulting in Houston, as well as production and operations roles at Coca-Cola Enterprises, also located in Houston.

"There's a tremendous need for secure communications today," said Mr. Watson. "Every day, we hear about individuals and organizations that have been victimized by cyberattacks.  IronClad's encryption technology provides a solution that is both extremely secure and very light on network system resources, which is both compelling and necessary. By joining IronClad’s Board of Directors, I will be able to help commercialize disruptive technology and guide the company through the complexities of high volume manufacturing.”

IronClad is currently developing ultra-rugged, ultra-secure mobile phones with PollenTech Oy in Finland and Sonim Technologies in San Mateo, Cal., that are designed for use by government agencies, military forces, corporations, celebrities and others whose lives or jobs require absolute privacy. It is also creating a secure telecommunications gateway that connects to PBX and Call Manager systems. IronClad's mobile phone users will be able to connect to the gateway to reach anyone on the other side of the PBX or Call Manager system. The gateway can also be installed in different offices or between an office and a physical asset, such as an oil rig, to protect communications between different locations.

About IronClad Encryption Corporation:

IronClad Encryption Corporation is a next-generation cyber defense company that secures digital assets and communications across a wide range of industries and technologies. IronClad Encryption-powered solutions utilize our patented Dynamic Encryption and Perpetual Authentication technologies to make all known key-based encryption technologies virtually impossible to compromise. Dynamic Encryption Technology eliminates vulnerabilities caused by exposure of any single encryption key by continuously changing encryption keys and keeping the keys synchronized in a fault-tolerant manner. Perpetual Authentication Technology uses multiple virtual channels for encryption so that in the event one channel is compromised, the other channels maintain encryption integrity. Together, these technologies not only eliminate the single point of failure problem created by having keys exposed through brute force, side channel, or other types of attack, but do so with very low latency and system performance overhead. Developers, MSPs, MSSPs, and IT organizations can now easily and effectively integrate ultra-secure authentication and encryption measures across essentially all mediums.   This includes the latest processors and operating systems, legacy hardware and software, within or between networks, and on compartmentalized data or entire databases.  At rest or in-motion, IronClad Encryption ensures data remains safe, secure and uncompromised.

Visit IronClad Encryption at www.ironcladencryption.com.

FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements that involve substantial risks and uncertainties. The information included in this release should not be used for investment purposes because statements of intent or projections of financial performance are based on assumptions that can change. In addition, events or circumstances may arise that we can neither anticipate nor control. Therefore, any statements of intent or predictions of financial performance are valid only on the date of this press release. We undertake no obligation to update or revise publicly any forward-looking statements, except as required by law.

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Lisa Morgan, 928-284-6849

INVESTOR CONTACT:

Halliburton Investor Relations

Tom Carey or Geralyn DeBusk, 972-458-8000